Exhibit 4(B)(7)

FIRST AMENDMENT TO

LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”) is made and entered into as of the 10th day of June, 2003, by and between THREE AND 400 NORTHWINDS CENTER, L.P., a Georgia limited partnership (“Landlord”), and VIRYANET, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Northwinds Center, L.P., as landlord, and Future Horizons, Inc., as tenant, entered into that certain Lease Agreement dated February 22, 1999 (the “Lease”) with respect to certain premises located at 400 NorthWinds Center West, Alpharetta, Georgia, as more particularly described therein;

WHEREAS, Landlord is the successor-in-interest to all the right, title and interest of “landlord” under the Lease and is the current “landlord” thereunder, and Tenant is the successor-in-interest to all the right, title and interest of “tenant” under the Lease and is the current “tenant” thereunder; and

WHEREAS, Landlord and Tenant desire to amend and modify the Lease as set forth in this First Amendment.

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), the foregoing premises and the respective undertakings of the parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Defined Terms. Each capitalized term used in this First Amendment shall have the meaning ascribed to it in the Lease, unless such term is otherwise defined in this First Amendment.

2. Rent Adjustments; Security Deposit.

(a) Current Payment. Concurrently with its execution and delivery of this First Amendment, Tenant shall pay Landlord the sum of $83,000.00; $42,000.00 of such sum shall be applied to the Payable Amount (as hereinafter defined) for the months of April, May, and June 2003, $8,000.00 of such sum shall be applied as payment under the Flamenco Sublease for the month of April 2003 (as set forth in Section 4(a), below), and the remainder of $33,000.00 shall constitute the security deposit referenced in Section 2(c), below.

(b) Monthly Installments of Base Rent. Landlord and Tenant acknowledge and agree that, from and after April 1, 2003 (the “Effective Date”) through March 31, 2004, the monthly installments of Base Rent shall be $30,362.35 (which is the Base Rent payable under the Lease net of the Flamenco Sublease base rent to be paid to Landlord, as described in Section 4(a), below), and that on April 1, 2004 (the “Rent Adjustment Date”), such amount will increase to $31,200.95 pursuant to Section 1.1(F) of the Lease. Effective as of the Effective Date, such Base Rent shall be payable as follows:

(i) Payable Amount. Tenant shall pay monthly installments of $14,000.00 (the “Payable Amount”) during the remainder of the Term; each such monthly installment shall be due and payable on the first day of each calendar month and otherwise in accordance with the applicable terms and provisions of the Lease; and

(ii) Note “A” Accrued Amount. $6,000.00 of each monthly installment of Base Rent payable during the thirteen (13) months remaining in the Term from and after the Effective Date (i.e., an aggregate amount of $78,000.00) (the “Note ‘A’ Accrued Amount”) will accrue as an obligation of Tenant and shall be paid to Landlord in six (6) equal monthly installments of $13,000.00 commencing on the earlier of May 1, 2004 or any earlier termination of the Lease or of Tenant’s possessory rights to the Premises and continuing on the first day of each calendar month thereafter until paid in full, all as set forth in Note “A” (as hereinafter defined); and

(iii) Note “B” Accrued Amount. The remaining $10,362.35 of each monthly installment of Base Rent payable until the Rent Adjustment Date, and the remaining $11,200.95 of each monthly installment of Base Rent payable from and after the Rent Adjustment Date through the remainder of the Term (i.e., an aggregate amount of

$135,549.15) (the “Note ‘B’ Accrued Amount”) will accrue as an obligation of Tenant and shall be paid to Landlord in six (6) equal monthly installments commencing on the earlier of May 1, 2004 or any earlier termination of the Lease or of Tenant’s possessory rights to the Premises and continuing on the first day of each calendar month thereafter until paid in full, all as set forth in Note “B” (as hereinafter defined); except that if (i) Tenant timely pays the Rent under the Lease in accordance with the terms and provisions thereof, as amended hereby, and otherwise performs its duties and obligations under, and complies with the terms and provisions of, the Lease through the Expiration Date (as hereinafter defined), and (ii) Tenant timely pays the Note “A” Accrued Amount in its entirety in accordance with the terms and provisions of Note “A”, then, upon the satisfaction of both such conditions, Tenant shall be completely released and discharged from payment of the Note “B” Accrued Amount and shall thereafter have no duties or obligations under Note “B”.

Notwithstanding the foregoing or anything to the contrary contained herein, in the event of a default by Tenant under the Lease, as amended hereby, (i) with respect to the payment of Rent, that is not cured within twenty (20) days after Landlord gives written notice thereof to Tenant pursuant to Article 18 of the Lease, or (ii) with respect to any other matter other than payment of Rent, that is not cured within any applicable cure period, the entire amount of Base Rent payable or accrued (i.e., the then-accrued portion of the Note “A” Accrued Amount and the Note “B” Accrued Amount) for periods of time prior to such event of default shall immediately become due and payable by Tenant and the Base Rent payable under the Lease for periods of time from and after such event of default shall be payable in accordance with the terms and provisions of the Lease, without regard to subparagraphs (i), (ii), and (iii), above.

(c) Security Deposit. Tenant shall, concurrently with its execution and delivery of this First Amendment, pay to Landlord, in cash, the amount of $33,000.00 as and for a security deposit for the full and faithful performance by Tenant of each and every term, covenant and condition of the Lease, as amended hereby. Tenant shall not be entitled to any interest on the security deposit. It is expressly understood and agreed that such deposit will not be deemed to be an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Actions by Landlord against Tenant for breach of the Lease, as amended hereby, shall in no way be limited or restricted by the amount of the security deposit and neither the payment of such security deposit to Landlord nor Landlord’s election to resort to such deposit in the event of a default hereunder shall be deemed a waiver of any other rights, or constitute an election of remedies, by Landlord. Upon the occurrence of any event of default by Tenant, Landlord shall have the right, without prejudice to any other remedy, to use the security deposit, or portions thereof, to the extent necessary to pay any arrearages in Rent, and any other damage, injury or expense. Following any such application of all or any portion of the security deposit, Tenant shall pay to Landlord, on demand, the amount so applied in order to restore the security deposit to its original amount. If Tenant is not in default at the expiration of the Term or the termination of this Lease, any remaining balance of the security deposit not so used by Landlord shall be applied, first, to the Note “A” Accrued Amount payable by Tenant, if any such amount then remains payable, second, to any other Rent payable under the Lease, as amended hereby, that is then outstanding, and, third, to any other liabilities of Tenant to Landlord. If Landlord transfers an interest in the Premises during the Term, Landlord may assign the security deposit to the transferee, and, in such event, Landlord shall thereafter have no further liability to Tenant for the security deposit. Notwithstanding the foregoing, so long as no event of default is then subsisting (and no event or circumstance that would become an event of default with the giving of notice or the passage of time has then occurred), then at such time as the aggregate of the Payable Amount and the Note “A” Accrued Amount remaining to be paid by Tenant is equal to or less than the security deposit then held by Landlord, Tenant may apply the security deposit to such Payable Amount and Note “A” Accrued Amount remaining to be paid. At the expiration of the Term of the Lease and the surrender of the Premises to Landlord in accordance with the applicable terms and provisions of the Lease, Landlord shall refund to Tenant any portion of the security deposit not then applied pursuant to the terms of this Section

3. Promissory Notes. Concurrently with its execution and delivery of this First Amendment, Tenant shall execute and deliver to Landlord promissory notes in the form of, and on the terms and conditions set forth in, the Promissory Note attached hereto as Exhibit “A” (“Note ‘A’”) and attached hereto as Exhibit “B” (“Note ‘B’”).

4. Flamenco Sublease; Letter of Credit.

(a) Tenant acknowledges and agrees that, as of the Effective Date, the license to collect rent under the Flamenco Sublease set forth in paragraph 3 of the Consent of Landlord (as such terms are hereinafter defined) terminated and that, from and after the Effective Date, Landlord shall be entitled to collect all rents from the Flamenco Sublease. For the avoidance of doubt, Tenant shall not be liable hereunder for any non-payment by Flamenco Networks, Inc. in connection with the Flamenco Sublease, and any such non-payment shall not affect the payment arrangement between Landlord and Tenant described in this First Amendment. As used herein, (i) the term “Flamenco Sublease” shall mean and refer to that certain Sublease dated November 20, 2002 by and between Tenant, as sublessor, and Flamenco Networks, Inc., a Delaware corporation, as sublessee, with respect to the Premises, and (ii) the term “Consent of Landlord” shall mean and refer to that certain Consent of Landlord and Agreement Concerning Sublease executed by Landlord, Tenant, and such sublessee on or about December 20, 2002. Notwithstanding anything to the contrary contained herein or in the Lease, the Flamenco Sublease, or the Consent of Landlord, in no event shall any rent collected by Landlord under the Flamenco Sublease be applied or credited to, or otherwise reduce, any obligation or liability of Tenant. Tenant hereby agrees that it shall have no right to collect or retain, and Tenant shall not collect or retain, any rent from the Flamenco Sublease, and any such rent received by Tenant on or after the Effective Date shall be held in trust for Landlord and immediately paid and transferred to Landlord. Tenant hereby represents and warrants to Landlord that: (i) no rent from the Flamenco Sublease has been paid for any period of time after April 30, 2002; (ii) no portion of the right, title, interests, powers, privileges, benefits or options of the “tenant” in, to and under the Lease, and no portion of the right, title, interests, powers, privileges, benefits or options of the “sublessor” in, to and under the Flamenco Sublease, has been assigned or otherwise transferred (other than any previous assignment of any such right, title, interests, powers, privileges, benefits or options to Tenant); and (iii) the Flamenco Sublease has not been modified or amended and is in full force and effect as of the date hereof.

(b) Concurrently with its execution and delivery of this First Amendment, Tenant shall deliver to Landlord the original Irrevocable Standby Letter of Credit No. SVBSF002036 dated January 31, 2003 issued by Silicon Valley Bank in the amount of $24,000.00 in connection with the Flamenco Sublease. Tenant acknowledges and agrees that in the event of a default in the payment of rent under the Flamenco Sublease or any other default by Flamenco Networks, Inc. thereunder, Landlord may draw upon the Letter of Credit pursuant to its terms. Tenant hereby represents and warrants to Landlord that Tenant has not requested or received any draw or partial draw under such Letter of Credit. Tenant hereby assigns and transfers to Landlord all right, title, and interest of Tenant in and to such Letter of Credit, and from and after the date hereof, Tenant shall have no right, title or interest in or to such Letter of Credit and shall not make any draw or partial draw thereunder. Upon request, Tenant shall reasonably cooperate with Landlord in notifying the Letter of Credit issuer of such assignment and transfer and in obtaining a revised Letter of Credit deleting Tenant as a beneficiary thereunder.

5. Expiration of the Term. The parties hereby agree that the Term shall expire at 11:59 p.m. on April 30, 2004 (the “Expiration Date”). Until the Expiration Date, or any earlier termination of the Lease (as amended hereby), Tenant may exercise its rights with respect to the Premises pursuant to the terms and conditions of the Lease (as amended hereby), subject, however, to the terms and conditions of the Flamenco Sublease and the rights of the subtenant thereunder and the terms and conditions of the Lease (as amended hereby) (including, without limitation, the rights and remedies of Landlord thereunder). Subject to Section 7, below, Tenant shall perform its duties, obligations, responsibilities and liabilities under, and shall comply with and abide by the terms and conditions of, the Lease (as amended hereby).

6. Termination of Certain Rights. Each of Article 26 (Expansion), Article 27 (Additional Expansion; Termination), Article 28 (Extension), and Article 29 (Appraisal) of the Lease is hereby deleted in its entirety and any rights, privileges, or options of Tenant under any of such Articles is hereby terminated and shall be null and void; Tenant shall hereafter have no rights, privileges, or options, and Landlord shall hereafter have no duties, obligations, responsibilities, or liabilities, under any of such Articles.

7. Release.

(a) Tenant hereby releases Landlord, its predecessors, predecessors-in-interest, successors, successors-in-interest, and assigns, any of its or their subsidiaries, parent companies and related companies, if any, and any of its or their past, present or future directors, officers, shareholders, and employees, of and from all manner of actions, past, present or future claims, demands and controversies whatsoever, if any, known or unknown, arising in connection with or relating to the Lease.

(b) Effective upon Landlord’s receipt of the $83,000.00 payment described in Section 2(a), above, concurrently with Tenant’s execution and delivery of this First Amendment to Landlord, Landlord hereby releases Tenant, its predecessors, predecessors-in-interest, successors, successors-in-interest, and assigns, any of its subsidiaries, parent companies and related companies, if any, and any of its or their past, present or future directors, officers, shareholders, and employees, of and from all manner of actions, past, present or future claims, demands and controversies whatsoever, if any, known or unknown, arising in connection with or relating to any late payments of Rent or failure to pay Rent on a timely basis prior to the date of this First Amendment. Upon the later of the Expiration Date or the date on which Tenant has fully and completely performed all of its duties, obligations, responsibilities, and liabilities under the Lease and this First Amendment (including the payment of Note “A” and Note “B” in accordance with their terms) and has fully and completely complied with the terms and provisions of the Lease (as amended hereby) (the later of such dates is herein called the “Completion Date”), Landlord shall release Tenant, its predecessors, predecessors-in-interest, successors, successors-in-interest, and assigns, any of its or their subsidiaries, parent companies and related companies, if any, and any of its or their past, present or future directors, officers, shareholders, and employees, of and from all manner of actions, past, present or future claims, demands and controversies whatsoever, if any, known or unknown, arising in connection with or relating to the Lease, except for any actions, claims, demands, or controversies arising with respect to events occurring or circumstances existing prior to or as of the Completion Date (including, without limitation, any such actions, claims, demands or controversies arising in connection with Tenant’s duties and obligations set forth in Article 9 or Section 14.1 of the Lease).

8. Miscellaneous.

(a) Counterparts; Facsimile. Any number of counterparts of this First Amendment may be signed and delivered, each of which shall be considered as original and all of which, together, shall constitute one and the same instrument. The parties expressly acknowledge and agree that, notwithstanding any statutory or decisional law to the contrary, the printed product of a facsimile transmittal shall be deemed to be “written” and a “writing”, and a signature delivered by facsimile shall be as binding upon the delivering party as an original signature, for all purposes of the Lease and this First Amendment.

(b) Governing Law. This First Amendment shall be construed in accordance with the laws of the State of Georgia, and those laws shall prevail in the event of any conflict of laws.

(c) Entire Agreement. This First Amendment supersedes all prior discussions and agreements by and between Landlord and Tenant with respect to the matters contained herein, and this First Amendment contains the sole and entire understanding between Landlord and Tenant with respect to such matters.

(d) Ratification; Conflicts. Other than to the extent expressly modified and amended by this First Amendment, Landlord and Tenant hereby ratify the Lease and acknowledge that it shall remain in full force and effect in accordance with its terms. In the event of any conflict or inconsistency between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall govern and control.

IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute, seal and deliver this First Amendment to Lease Agreement, all as of the day and year first written above.

LANDLORD:

THREE AND 400 NORTHWINDS CENTER, L.P., a Georgia limited partnership

	By:	P & L Pool Six, L.L.C., its general partner

	By:	Pope & Land Enterprises, Inc., its manager

Date executed: ______________	By:
Name: Adams D. Little III
Title: Senior Vice President

[CORPORATE SEAL]

TENANT:

VIRYANET, INC., a Delaware corporation

Date executed: ______________	By:
Name: Adams D. Little III
Title: Senior Vice President

[CORPORATE SEAL]

EXHIBIT “A”

FORM OF NOTE “A”

Exhibit “A”

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EXHIBIT “B”

FORM OF NOTE “B”

Exhibit “B”

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